     As filed with the Securities and Exchange Commission on March 3, 2000
                                                      Registration No. 333-92983
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                        PAREXEL INTERNATIONAL CORPORATION
        (Exact name of registrant as specified in its charter)



        MASSACHUSETTS                          8731                        04-2776269
 (State or other Jurisdiction      (Primary Standard Industrial         (I.R.S. Employer
of incorporation organization)      Classification Code Number      (Identification Number)

                                 195 WEST STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 487-9900

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             JOSEF H. VON RICKENBACH
                 PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                        PAREXEL INTERNATIONAL CORPORATION
                                 195 WEST STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 487-9900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                             WILLIAM J. SCHNOOR, JR.
                                HEATHER M. STONE
                         TESTA, HURWITZ & THIBEAULT, LLP
                       HIGH STREET TOWER, 125 HIGH STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 248-7000
                              ---------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]
                         CALCULATION OF REGISTRATION FEE


     ======================= ================= ============================ ============================= ======================
        TITLE OF SHARES        AMOUNT TO BE         PROPOSED MAXIMUM              PROPOSED MAXIMUM              AMOUNT OF
        TO BE REGISTERED        REGISTERED     OFFERING PRICE PER SHARE(1)  AGGREGATE OFFERING PRICE(1)    REGISTRATION FEE(2)
     ----------------------- ----------------- ---------------------------- ----------------------------- ----------------------

     Common Stock, $.01             1,256,829            $11.66                    $14,654,626.14               $3,868.83
     par value per share
     ======================= ================= ============================ ============================= ======================

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
     (2) Previously paid.
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. PAREXEL may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and PAREXEL is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


SUBJECT TO COMPLETION
MARCH __, 2000


                                1,256,829 SHARES
                        PAREXEL INTERNATIONAL CORPORATION
                                  COMMON STOCK



This prospectus is part of a registration statement that covers 1,256,829 shares of our common stock. The shares may be offered and sold from time to time by the selling stockholders of PAREXEL. PAREXEL will not receive any of the proceeds from the resale of the shares.




                               ------------------



SEE "RISK FACTORS" ON PAGE 6 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 THE DATE OF THIS PROSPECTUS IS MARCH ___, 2000

                                     SUMMARY


Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially the risk factors before deciding to invest in our common stock.


                                     PAREXEL


PAREXEL INTERNATIONAL CORPORATION is a leading contract research, medical marketing and consulting services organization. As a contract research organization, PAREXEL provides a variety of services to the pharmaceutical, biotechnology, and medical device industries around the world, including overseeing the clinical studies of pharmaceutical products in humans and assisting its clients in introducing new products to the public. PAREXEL's primary objective is to help clients rapidly obtain the necessary regulatory approvals and start selling their products. Over the past sixteen years, PAREXEL has developed significant expertise in disciplines supporting this strategy. PAREXEL's service offerings include:



* management of clinical studies and trials required for regulatory approval of new products;
* management of data and results of clinical studies and trials;
* biostatistical analysis of the results of clinical studies and trials;
* medical marketing of the products;
* clinical pharmacology;
* regulatory and medical
  consulting; and
* industry training and publishing.



PAREXEL believes that its key competitive strengths include its ability to provide all of the services listed above on a global basis and its experience in many important therapeutic areas.



PAREXEL complements the research and development functions, as well as the marketing functions, of pharmaceutical, biotechnology and medical device companies. Through its high quality clinical research and medical marketing services, PAREXEL helps clients maximize the return on their significant investments in research and development by reducing the time and cost of clinically testing their products and launching those products into the commercial marketplace. Clients avoid the fixed costs associated with maintaining the capacity and infrastructure to clinically test and launch products with their own staff by hiring contract research organizations like PAREXEL to undertake some or all of the services mentioned above. Clients do not need to staff to peak periods. They can benefit from PAREXEL's technical resource pool, broad experience with many different types of diseases, global network of offices that can obtain regulatory approval of a product in various countries at once and other advisory services focused on shortening the time it takes to introduce a new product to the public.



Headquartered near Boston, Massachusetts, PAREXEL operates in more than 44 offices throughout 29 countries, and employs approximately 4,580 individuals. PAREXEL has established footholds in the major health care markets around the world, including the United States, Latin America, Japan,

Germany, the United Kingdom, France, Italy, Spain, Sweden, Australia, Israel, Norway, Holland and Eastern Europe including Russia, Poland, Czech Republic, Lithuania and Hungary.



The contract research organization industry derives substantially all of its revenue from the pharmaceutical and biotechnology industries. PAREXEL believes that the following trends will cause the contract research organization industry to continue to grow:



* the worldwide research and development expenditures for new drugs, including amounts spent on services of the type provided by contract research organizations, have experienced substantial growth in recent years as a result of pressures to develop new drugs for an aging population and for the treatment of life threatening diseases and chronic disorders;



* many pharmaceutical companies, in an effort to remain competitive in their industry, have used contract research organizations to minimize the costs associated with introducing new products to the public and increase the number of products that they are able to introduce;



* pharmaceutical and biotechnology companies want to maximize profits from a drug by pursuing regulatory approvals in numerous countries at once, rather than sequentially, by hiring contract research industry organizations with global capabilities;



* as regulatory requirements in many jurisdictions become more complex, the pharmaceutical and biotechnology industries are increasingly hiring contract research organizations to take advantage of their regulatory expertise, data management capabilities and global presence; and



* the growth of the biotechnology industry has increased the demand for expertise and services provided by outside sources, including contract research organizations.



If these trends do not continue, the contract research industry may not continue to grow.



PAREXEL's success can be attributed to its efforts to continually:



* expand its knowledge of regulatory approval processes and the pharmaceutical and biotechnology industries through acquisitions of other contract research organizations and through internal growth;



* refine its processes, procedures and infrastructure in order to more efficiently offer its services to its clients; and



*    expand the variety of services available to each client.



PAREXEL's service philosophy involves a flexible approach which allows its clients to take advantage of one or many of PAREXEL's services. PAREXEL believes its expertise in conducting scientifically demanding trials and its ability to coordinate complicated global trials in many countries at once give it an advantage over its competitors. PAREXEL continues to devote significant resources to improving its methods of conducting clinical trials and developing sophisticated information systems to allow PAREXEL to more effectively manage its business operations and deliver services to its clients.

PAREXEL was incorporated in The Commonwealth of Massachusetts in 1983. Unless the context otherwise requires, the terms PAREXEL, we, us and our refer to PAREXEL International Corporation and its subsidiaries. PAREXEL's principal executive offices are located at 195 West Street, Waltham, Massachusetts 02451, and its telephone number is (781) 487-9900.



We have registered PAREXEL as a service mark.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS



         Some of the statements in this prospectus constitute forward-looking statements. These statements relate to future events or other future financial performance, and are identified by words like may, will, should, expects, scheduled, plans, intends, anticipates, believes, estimates, potential, or continue or the negative of such words. These statements are only predictions. PAREXEL's actual experience may be materially different. We cannot guarantee future results, levels of activity, performance, or achievements. You should not unduly rely on these forward-looking statements, which apply only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                  RISK FACTORS



         An investment in this common stock is very risky. You should carefully consider the following risk factors, in addition to the remainder of this prospectus, before purchasing the common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. If any of the following risks actually occur, PAREXEL's business financial condition or resultings of operations would likely suffer.



PAREXEL MAY LOSE LARGE CONTRACTS, OR THE WORK UNDER THE CONTRACTS MAY BE DELAYED OR THE CONTRACTS MAY BE CANCELLED AND PAREXEL'S REVENUES MAY DECLINE


Generally, PAREXEL's clients can terminate their contracts with PAREXEL upon sixty days' notice or can delay execution of services. Clients terminate or delay their contracts for a variety of reasons, including:


* products being tested fail to satisfy safety requirements;
* products have unexpected or undesired clinical results;
* the client decides to forego a particular study, perhaps for economic reasons;
* not enough patients enroll in the study;
* not enough investigators are recruited; or
* production or formulation problems cause shortages of the drug.



In addition, PAREXEL believes that drug companies may proceed with fewer clinical trials if they are trying to reduce costs. These factors may cause drug companies to cancel or delay contracts with contract research organizations at a higher rate than in the past. If PAREXEL loses a large contract or multiple contracts or clients cancel or delay the start of work under their contracts, PAREXEL's revenues and financial performance could decline.



PAREXEL'S OPERATING RESULTS HAVE FLUCTUATED IN THE PAST BETWEEN QUARTERS AND YEARS AND MAY CONTINUE TO FLUCTUATE IN THE FUTURE AND THESE FLUCTUATIONS MAY CAUSE THE TRADING PRICE OF ITS COMMON STOCK TO DECLINE



It is possible that PAREXEL's results of operations in one or more future quarters may fall below the expectations of securities analysts and investors. In such event, the trading price of PAREXEL's common stock is likely to decline.



In addition, PAREXEL's quarterly operating results have varied in the past, and will continue to vary in the future. Factors that can cause these variations include:



* the number of new business authorizations PAREXEL receives in a particular quarter or year;
* when significant projects are started, cancelled, accelerated or delayed;
* exchange rate fluctuations PAREXEL experiences between quarters or years;
* the types of services PAREXEL offers in a particular quarter or year;
* when PAREXEL opens new offices;
* when PAREXEL incurs internal expansion costs;

* when PAREXEL incurs costs associated with integrating acquisitions and how large those costs are; and
* when PAREXEL incurs startup costs to introduce new products and services.



In addition, a high percentage of PAREXEL's operating costs are fixed. Therefore, when the work under contracts is completed, or when work under contracts is accelerated, delayed or cancelled, can cause PAREXEL's operating results to vary substantially between reporting periods.



PAREXEL does not believe that period-to-period comparisons of its operating results are meaningful and you should not rely upon these comparisons as indicators of PAREXEL's future performance.



PAREXEL DEPENDS ON A SMALL NUMBER OF INDUSTRIES AND CLIENTS FOR ALL OF ITS BUSINESS AND THE LOSS OF THIS BUSINESS WOULD RESULT IN A DECLINE IN REVENUES



PAREXEL's revenues depend on pharmaceutical and biotechnology companies research and development expenditures. PAREXEL's revenues could decline if:



* its clients' experience financial problems or are affected by a general economic downturn;
* consolidation in the drug or biotechnology industries leads to a smaller client base for PAREXEL; or
* its clients reduce their research and development expenditures.



Furthermore, PAREXEL has benefited to date from the increasing tendency of pharmaceutical companies to hire contract research organizations to perform clinical research projects. If this trend slows or reverses, PAREXEL's operations and revenues could be materially and adversely affected. In fiscal 1999, PAREXEL's five largest clients accounted for 44% of its consolidated net revenue, and one client accounted for 20% of consolidated revenue. For the three months ended December 31, 1999, PAREXEL's five largest clients accounted for 46% of its consolidated net revenue, and one client accounted for 22% of consolidated revenue. PAREXEL's revenues could decline if it lost the business of a significant client.



IF PAREXEL IS UNABLE TO MANAGE ITS EXPANSION IT'S OPERATIONS COULD BE DISRUPTED


PAREXEL's business has expanded substantially, particularly over the past few years. This may strain PAREXEL's operational, human and financial resources. In order to manage expansion, PAREXEL must:


* continue to improve its operating, administrative and information systems;
* accurately predict its future personnel and resource needs to meet client contract commitments;
* track the progress of ongoing client projects; and
* attract and retain qualified management, sales, professional, scientific and technical operating personnel.



In addition, PAREXEL recently divided its contract research services business into discrete operating units. If PAREXEL cannot properly manage the new business units, it will disrupt the company's operations.

PAREXEL will face additional risks in expanding its foreign operations. Specifically, PAREXEL may find it difficult to:


* assimilate differences in foreign business practices;
* hire and retain qualified personnel; and
* overcome language barriers.



If an acquired business does not meet PAREXEL's performance expectations, PAREXEL may have to restructure the acquired business or write-off the value of some or all of the assets of the acquired business. If PAREXEL fails to properly manage its expansion, PAREXEL's revenues and profitability could decline.



IF PAREXEL IS UNABLE TO MAKE ACQUISITIONS IN THE FUTURE IT MAY NOT BE ABLE TO SUSTAIN ITS GROWTH RATE



PAREXEL relies on acquisitions to sustain its growth. PAREXEL has made a number of acquisitions and will continue to review future acquisition opportunities. PAREXEL may not be able to acquire companies on favorable terms. In addition, PAREXEL faces several obstacles in connection with the acquisitions it undertakes, including:



* PAREXEL may encounter difficulties and will encounter expenses in connection with the acquisitions and the subsequent combination of the operations and services or products of the acquired companies;



* PAREXEL's management will be distracted from other business concerns; and



* PAREXEL could lose some or all of the key employees of the acquired company.


PAREXEL RELIES ON HIGHLY QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL WHO MAY NOT REMAIN WITH PAREXEL


PAREXEL relies on a number of key executives, including Josef H. von Rickenbach, its President, Chief Executive Officer and Chairman. PAREXEL maintains key man life insurance on Mr. von Rickenbach. PAREXEL has entered into agreements containing non-competition restrictions with its senior officers. However, PAREXEL does not have employment agreements with most of its senior officers and if any of these key executives leave the company, it could have an adverse effect on PAREXEL's operations. In addition, in order to compete effectively, PAREXEL must attract and maintain qualified sales, professional, scientific and technical operating personnel. Competition for these skilled personnel, particularly those with a medical degree or a Ph.D. is intense. PAREXEL may not be successful in attracting or retaining key personnel.

PAREXEL MAY NOT HAVE ADEQUATE INSURANCE AND MAY HAVE SUBSTANTIAL EXPOSURE TO PAYMENT OF PERSONAL INJURY CLAIMS


Clinical research services primarily involve the testing of experimental drugs on consenting human volunteers. Such services could result in liability for personal injury or death to patients who participate in the study or who use a drug approved by regulatory authorities after the clinical research has concluded. The drug may have unforeseen adverse side effects or the physicians may administer the new drug improperly. Sometimes, these patients are already seriously ill and are at risk of further illness or death. PAREXEL's financial stability could be adversely affected if PAREXEL had to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity from a client or PAREXEL's insurance coverage. PAREXEL's financial stability could also be adversely affected in cases where a client does not indemnify PAREXEL in accordance with the terms of its agreement with PAREXEL. In addition, PAREXEL could be adversely affected if it does not have enough insurance to cover the claim. PAREXEL may not be able to continue to secure insurance in the future on acceptable terms.


PAREXEL'S STOCK PRICE IS VOLATILE AND COULD DECLINE


The market price of PAREXEL's common stock has fluctuated widely in the past and may continue to fluctuate in the future in response to quarter-to-quarter variations in:



* operating results;
* earnings estimates by analysts;
* market conditions in the industry;
* prospects of health care reform;
* changes in government regulation; and
* general economic conditions.



In addition, the stock market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may adversely affect the market price of PAREXEL's common stock. Since PAREXEL's common stock has historically traded at a relatively high price-earnings multiple, due in part to analysts' expectations of PAREXEL's continued earnings growth, the price of the stock could quickly and substantially decline as a result of even a relatively small shortfall in earnings from, or a change in, analysts' expectations. Investors in PAREXEL's common stock must be willing to bear the risk of such fluctuations in earnings and stock price.


PAREXEL'S BUSINESS DEPENDS ON CONTINUED COMPREHENSIVE GOVERNMENTAL REGULATION OF THE DRUG DEVELOPMENT PROCESS


PAREXEL's business could be adversely affected if governments relaxed their regulatory requirements or simplified their drug approval procedures, since such actions would eliminate much of the demand for PAREXEL's services. In addition, if PAREXEL couldn't comply with any applicable regulation, the relevant governmental agencies could terminate PAREXEL's ongoing research or disqualify research data. Recent developments in this area include more extensive regulation of the drug development process by the United States government. In Europe, governmental authorities are coordinating common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. In April 1997, Japan legislated good clinical practices and legitimatized the use of contract research organizations.


PAREXEL FACES INTENSE COMPETITION


PAREXEL primarily competes against in-house departments of drug companies, full service contract research organizations, and to a lesser extent, universities, teaching hospitals and other site organizations. Some of these competitors have greater capital, technical and other resources than PAREXEL. Contract research organizations generally compete on the basis of:



* previous experience;
* experience with specific diseases;
* quality of services;
* ability to organize and manage large-scale trials on a global basis;
* ability to manage large and complex medical databases;
* ability to provide statistical and regulatory services;
* ability to recruit investigators and patients;
* ability to integrate information technology with systems to improve the efficiency of contract research;
* an international presence with strategically located facilities;
* financial strength and stability; and
* price.



The contract research organizations industry is fragmented, with several hundred small, limited-service providers and several large, full-service contract research organizations with global operations. PAREXEL competes against large contract research organizations, including Quintiles Transnational Corporation, Covance Inc., and Pharmaceutical Product Development, Inc., for both clients and acquisition candidates. In addition, PAREXEL competes for contract research organizations contracts as a result of the consolidation within the drug industry and the growing tendency of drug companies to do business with a small number of preferred contract research organizations.


PAREXEL MAY LOSE BUSINESS OPPORTUNITIES AS A RESULT OF HEALTH CARE REFORM


Numerous governments have undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. In the last few years, the U.S. Congress has entertained several comprehensive health care reform proposals. The proposals were generally intended to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While the U.S. Congress did not adopt any of the proposals, members of Congress may raise similar proposals in the future. If the U.S. Congress approves any of these proposals, or if governments outside the U.S. to adopt similar measures, drug and biotechnology companies may react by spending less on research and development. If this occurred, PAREXEL would have fewer business opportunities.

PAREXEL IS SUBJECT TO CURRENCY TRANSLATION RISKS THAT MAY EXPOSE IT TO POTENTIAL LOSSES



PAREXEL derived approximately 43% of its net revenue for fiscal 1999 from operations outside of North America. For the six months ended December 31, 1999, PAREXEL derived approximately 42% of its net revenue from operations outside of North America. PAREXEL's revenues and expenses from foreign operations are usually denominated in local currencies. PAREXEL is therefore subject to exchange rate fluctuations between local currencies and the United States dollar. To the extent that PAREXEL cannot shift this currency translation risk to other parties, PAREXEL could experience losses as a result of these fluctuations. PAREXEL does not currently hedge against the risk of exchange rate fluctuations.



PAREXEL'S CORPORATE GOVERNANCE STRUCTURE MAY DELAY OR PREVENT AN ACQUISITION BY ANOTHER COMPANY



PAREXEL's Restated Articles of Organization, as amended, and Restated By-Laws contain provisions that make it more difficult for a third party to acquire, or may discourage a third party from acquiring, PAREXEL even if such acquisition would be on terms favorable to PAREXEL's stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of PAREXEL's common stock. In addition, the Board of Directors of PAREXEL may issue preferred stock in the future without further stockholder approval. If the Board of Directors of PAREXEL issues preferred stock, the holders of common stock would be subject to, and may be adversely affected by, the rights of any holders of the preferred stock. PAREXEL benefits from its Board of Directors' ability to issue the preferred stock because it gives PAREXEL flexibility in connection with possible acquisitions. However, PAREXEL's Board of Directors' ability to issue the preferred stock could also adversely affect the market price of the common stock and could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring a majority of the outstanding voting stock of PAREXEL. PAREXEL has no present plans to issue any shares of preferred stock.



                                 USE OF PROCEEDS


PAREXEL will not receive any proceeds from the resale of the common stock by the selling stockholders. The principal purpose of this offering is to provide the selling stockholders with the flexibility to decide when to resale their shares.

                              SELLING STOCKHOLDERS


The following table sets forth information regarding beneficial ownership of PAREXEL shares as of December 13, 1999 and the number of shares which may be offered by each of the selling stockholders. PAREXEL has assumed, when calculating the numbers in the table, that all of the shares owned by each selling stockholder and offered pursuant to this prospectus will be sold. As of December 13, 1999, there were 25,265,825 shares of common stock outstanding. An asterisks means that the number is less than 1%.



                                              SHARES OWNED BEFORE          SHARES OFFERED PURSUANT       SHARES OWNED AFTER
                                                  THE OFFERING                 TO THE PROSPECTUS             THE OFFERING
                                             ----------------------        -----------------------      --------------------
SELLING STOCKHOLDERS                          NUMBER        PERCENT         NUMBER        PERCENT        NUMBER      PERCENT
--------------------                         ---------      -------        ---------      -------       -------      -------
Dr. Herve Laurent                               75,302           --           37,651           --        37,651           --
5 Avenue Rodin
75116 Paris, France

Comir                                           44,410           --           22,205           --        22,205           --
27, Avenue Etienne Audibert Z.I.B.P
                                                                                                         30,169
60305 Serlis, France

Philippe Conquet                                73,185           --           36,593           --        36,592           --
12, rue de Madrid
75000 Paris, France

Finanval                                         6,671           --            3,336           --         3,335           --
38, rue de Bassano
75008 Paris, France

Clarendon Trust Company LTD (Joseph          1,297,666          5.1        1,157,044          4.6       140,622           --
Eagle 1989 Settlement)
Sir Walter Raleigh House
48/50 Esplanade
St. Helier
Jersey JE1 4HH
United Kingdom

                                             -------------------------------------------------------------------------------
                                 Total:      1,497,234        5.93%        1,256,829        4.97%       240,405           --



None of the selling stockholders had any material relationship with PAREXEL within the past three years except as described below.


PharMedicom


Dr. Herve Laurent, Comir, Philippe Conquet and Finanval acquired his or its shares in connection with PAREXEL's acquisition of Groupe PharMedicom S.A. on March 31, 1999. As part of the acquisition, the PharMedicom shareholders entered into a registration rights agreement with PAREXEL. PAREXEL agreed to register 99,785 of the 199,568 shares issued to the PharMedicom stockholders in connection with the acquisition.


PAREXEL recently released an aggregate of 19,956 shares of common stock issued to the PharMedicom stockholders which it held in escrow. PAREXEL will hold an additional 29,936 shares in escrow until March 31, 2000. PAREXEL used these shares to secure the PharMedicom stockholders' obligations to indemnify PAREXEL for any breach by PharMedicom stockholders of the terms of the share acquisition agreement. The PharMedicom stockholders have sole authority to hold or dispose of, and to vote all securities held by them, including those shares held in escrow by PAREXEL but issued in the name of the PharMedicom stockholders.



PAREXEL or its subsidiaries currently employs Dr. Herve Laurent and Philippe Conquet.



PAREXEL accounted for the acquisition of PharMedicom as a pooling of interests for financial accounting purposes.


PPS


The Eagle trust acquired all of its shares in connection with PAREXEL acquisition of PPS Europe Limited and its subsidiaries on March 1, 1998. PAREXEL issued a total of 1,928,408 shares of common stock to the Eagle trust as part of the acquisition. PAREXEL entered into an agreement with the Eagle trust to register 771,346 shares of common stock issued to the Eagle trust in connection with the acquisition. PAREXEL is now registering an additional 1,157,044 shares of common stock issued to the Eagle trust in connection with the acquisition.



Mr. A. Joseph Eagle, the beneficiary of the Eagle trust, was a director of PPS prior to the acquisition and remains a director of PPS. In addition, Mr. Eagle was a director of Creative Communications Solutions Ltd., Pharos Healthcare Communications Ltd. and Pharos Healthcare Communications, Inc., each subsidiaries of PPS. Mr. Eagle is chairman and a director of The Center For Bio-Medical Communications, Inc., a wholly-owned subsidiary of PPS. Mr. Eagle is a director of PPS International Communications Limited and Cambridge Medical Publications Limited, additional subsidiaries of PPS. Mr. Eagle is currently president of medical marketing services for PAREXEL and a member of PAREXEL's Board of Directors.



PAREXEL accounted for the acquisition of PPS as a pooling of interests for financial accounting purposes.


General


Each of the selling stockholders represented to PAREXEL that he or it was acquiring the shares from PAREXEL with the intent of holding the shares as an investment. Since the selling stockholders may want to be able to sell their shares when they consider appropriate, PAREXEL agreed to file with the Securities and Exchange Commission a registration statement on Form S-3 (of which this prospectus is a part) to permit the public sale of the shares by the selling stockholders from time to time and to keep the registration statement effective until the sale of all of the shares under this registration statement or

August 31, 2000, whichever is earlier. PAREXEL will prepare and file such amendments and supplements to the registration statement as required by law to keep it effective until the earlier of the sale of all shares pursuant to the registration statement or until August 31, 2000.



PAREXEL has agreed to bear all expenses in connection with the registration and resale of the shares (other than underwriting discounts and selling commissions and the fees and expenses of the selling stockholders' counsel and other advisors). PAREXEL will also indemnify the selling stockholders for any losses incurred by them in connection with any untrue statement of a material fact in the registration statement or any omission of a material fact that was required to be in the registration statement, unless such statement or omission was made in reliance upon written information furnished to PAREXEL by the selling stockholders. Similarly, each selling stockholder will indemnify PAREXEL and its officers and directors for any losses incurred by them in connection with any untrue statement of material fact in the registration statement or any omission of a material that was required to be in the registration statement, if such statement or omission was made in reliance on written information furnished to PAREXEL by the selling stockholder.



The Securities and Exchange Commission has informed PAREXEL that it is the Commission's opinion that indemnification of officers, directors or other controlling parties of a corporation, for liabilities incurred under the Securities Act, is against public policy and any contract or arrangement granting such indemnification is unenforceable.



                                      -14

                          DESCRIPTION OF CAPITAL STOCK

The current authorized capital stock of PAREXEL is 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

As of December 13, 1999, there were 25,265,825 shares of common stock outstanding and held of record by 146 stockholders.


Holders of common stock have one vote for each share held on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights, which means that holders of a majority of the shares of common stock may elect all of the directors standing for election. Holders of common stock are entitled to receive dividends, if any, as may be declared by the Board of Directors, after any preferential dividend rights of any outstanding preferred stock made to holders of preferred stock have been made. If PAREXEL liquidates, dissolves or winds up, the holders of common stock are entitled to receive the net assets of PAREXEL available after the payment of all of PAREXEL's debts and other liabilities after any payments required to be made to holders of preferred stock have been made. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. If PAREXEL issued preferred stock in the future, the rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of that preferred stock.


PREFERRED STOCK


The Board of Directors can, subject to limitations prescribed by law, without further stockholder approval, issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the rights or restrictions of the those preferred shares, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price, liquidation preferences and the number of shares constituting any series. If PAREXEL issues preferred stock, it may have the effect of delaying, deferring or preventing a change of control of PAREXEL. PAREXEL does not have any shares of preferred stock outstanding.
PAREXEL has no present plans to issue any shares of preferred stock.



MASSACHUSETTS LAW AND PAREXEL'S RESTATED ARTICLES OF ORGANIZATION AND BY-LAWS



PAREXEL believes that it has more than 200 beneficial stockholders and is subject to Chapter 110F of the Massachusetts General Laws. This law is an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:



* the Board of Directors of PAREXEL approves the transaction that causes the stockholder to become interested;

* the interested stockholder acquires 90% of the outstanding voting stock of PAREXEL at the time it becomes an interested stockholder; or



* the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of PAREXEL, excluding shares held by the interested stockholder.



An interested stockholder is a person who, together with its affiliates and associates, owns, (or at any time within the prior three years did own), 5% or more of PAREXEL's outstanding voting stock. A business combination includes a merger, a stock or asset sale, and other transactions resulting in a financial benefit to the interested stockholder. PAREXEL may at any time elect not to be governed by Chapter 110F by vote of a majority of its stockholders, but that amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the adoption of the amendment.



The Massachusetts Business Corporation Law generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless those corporations elect not to be covered by the statute. PAREXEL has elected not to be covered by the statute and has adopted separate classified Board provisions in its restated Articles of Organization.



PAREXEL's By-Laws include a provision that Massachusetts General Laws Chapter 110D, Regulation of Control Share Acquisitions, inapplicable to PAREXEL. This statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the other stockholders of PAREXEL vote to allow those shares to be voted. The Board of Directors could amend PAREXEL's By-Laws at any time to subject PAREXEL to this statute prospectively.



PAREXEL's By-Laws require that stockholder nominations for the Board of Directors comply with notice procedures. To be timely, notice by a stockholder of a planned nomination must be given between 60 and 90 days prior to a scheduled meeting. If PAREXEL gives less than 70 days' notice the date of the meeting, a stockholder will have ten days to give the notice.



The stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made. PAREXEL may require any proposed nominee to provide such additional information as is reasonably required to determine the eligibility of the proposed nominee.



PAREXEL's By-Laws provide that stockholders seeking to bring business before a meeting of stockholders must provide PAREXEL with timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to PAREXEL's principal offices between 60 and 90 days prior to the scheduled meeting. If PAREXEL gives less than 70 days' notice of the date of the meeting, a stockholder will have ten days to give the notice. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal and any other stockholder known to be supporting the proposal. The By-Laws require PAREXEL to call a special stockholders' meeting at the request of stockholders holding at least 33-1/3% of the PAREXEL's common stock.



PAREXEL's restated Articles of Organization eliminates the personal liability of its directors as permitted by the Massachusetts Business Corporation Law. In addition, PAREXEL's Restated Articles of Organization provide indemnity for PAREXEL's current or former officers and directors against all liabilities and costs of defending an action or suit in which they were involved by reason of their positions with PAREXEL. However, PAREXEL cannot indemnify any person if a court finds that the person did not act in good faith.



If a majority of the Board of Directors approve, PAREXEL can obtain a vote of the majority of holders of each class of PAREXEL stock to sell, lease or exchange of all or substantially all of its property and assets or to merge or consolidate. If a majority of the Board of Directors does not approve the transaction, the holders of at least two-thirds of each class of stock must approve the transaction.



The notice provisions, the Board of Directors' ability to issue preferred stock, as well as the provisions Chapter 110F of the Massachusetts Laws discussed above would make a proxy contest or a change of control more difficult. These provisions could also discourage a third party from making a tender offer or otherwise attempting to obtain control of PAREXEL, even though such an attempt might be beneficial to PAREXEL and its stockholders. In addition, PAREXEL's Articles of Organization and By-Laws are designed to discourage someone from accumulating large blocks of PAREXEL's stock in order to have that stock repurchased by PAREXEL at a premium. As a result, these provisions could reduce the temporary fluctuations in the market price of PAREXEL's stock caused by such accumulations. Accordingly, stockholders could be deprived of opportunities to sell their stock at a temporarily higher market price.


TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is BankBoston, N.A.

                              PLAN OF DISTRIBUTION


The shares offered in this prospectus may be sold from time to time by the selling stockholders for their own accounts. PAREXEL will not receive any proceeds from this offering. The selling stockholders will pay or assume brokerage commission or other charges and expenses incurred in the resale of the shares.



The selling stockholders are not subject to any underwriting agreement. The selling stockholders, or any parties who receive the shares from the selling stockholders by way of a gift, donation or other transfer, may sell the shares covered by this prospectus. The selling stockholders may sell the shares offered by this prospectus from time to time at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The sales may be made in the over-the-counter market, on the Nasdaq National Market, or on any exchange on which the shares are listed. The shares may be sold by one or more of the following means:



* one or more block trades in which a broker or dealer will attempt to sell all or a portion of the shares held by the selling stockholders as agent or principal;



* purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;



* ordinary brokerage transactions and transactions in which a broker solicits purchasers;



* in negotiated transactions; and



* through other means.



The selling stockholders may effect sales at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect sales by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling stockholders and/or purchasers of the shares. Under the federal securities laws, any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting compensation.



PAREXEL intends to maintain the effectiveness of this prospectus until August 31, 2000. The selling stockholders' rights to resell shares under to this prospectus may be suspended by PAREXEL.



PAREXEL will inform the selling stockholders that the antimanipulation rules under Section 16 of the Securities Exchange Act may apply to sales in the market and will furnish the selling stockholders with a copy of these rules if the stockholders request them. PAREXEL will also inform the selling stockholders that they need to deliver a copy of this prospectus to the buyer when they sell shares.



Some of the shares may be sold under Rule 144 rather than in reliance on this prospectus.

The common stock is quoted on the Nasdaq National Market under the symbol "PRXL." On March 1, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $8.50 per share.

                       WHERE YOU CAN FIND MORE INFORMATION



PAREXEL files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document PAREXEL files at the public reference facilities maintained by the Securities and Exchange Commission:



Judiciary Plaza            Citicorp Center             Seven World Trade Center
Room 1024                  5000 West Madison Street    13th Floor
450 Fifth Street, N.W.     Suite 1400                  New York, New York  10048
Washington, D.C.  20549    Chicago, Illinois  60661



Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. PAREXEL's Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at http://www.sec.gov.



The Securities and Exchange Commission allows PAREXEL to incorporate by reference the information PAREXEL files with them, which means that PAREXEL can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that PAREXEL files later with the Securities and Exchange Commission will automatically update and supersede this information. PAREXEL incorporates by reference the documents listed below and any future filing it will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 000-22667):



         1. PAREXEL's Annual Report on Form 10-K for the fiscal year ended June 30, 1999.


         2. PAREXEL's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.



         3. PAREXEL's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999.



         4. PAREXEL's Current Report on Form 8-K, dated July 2, 1999.



         5. PAREXEL's Current Report on Form 8-K, dated August 19, 1999.



         6. PAREXEL's Current Report on Form 8-K, dated November 9, 1999.



         7. PAREXEL's Current Report on Form 8-K, dated January 31, 2000.



         8. PAREXEL's description of common stock, $0.01 par value per share, contained in the Registration statement on Form 8-A on November 21, 1995, including any amendment or report filed for the purpose of updating the description.



The documents incorporated by reference into this prospectus are available from us upon request. PAREXEL will provide a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits, to any person, without charge, upon request.

Requests for such copies should be directed to PAREXEL International Corporation, Attention: Investor Relations Department, 195 West Street, Waltham, Massachusetts, 02451, telephone number (781) 434-4118. PAREXEL's world wide web site is http://www.parexel.com.



This prospectus is part of a registration statement PAREXEL filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus. PAREXEL has not authorized anyone to provide you with different information. PAREXEL is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.



                                     LAWYERS



The validity of the shares of common stock offered under this prospectus will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.



                                     EXPERTS



The consolidated financial statements of PAREXEL as of June 30, 1999 and 1998 and for each of the three years in the period ended June 30, 1999 incorporated by reference into this prospectus, except as they relate to PPS Europe Limited, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================
You may rely only on the information contained in this prospectus. PAREXEL has not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not a offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer solicitation is unlawful.


        -------------------------

            TABLE OF CONTENTS


                                                     PAGE
                                                     ----



Summary...........................................     2
Special Note .....................................     5
Risk Factors......................................     6
Use of Proceeds...................................    11
Selling Stockholders..............................    12
Description of Capital Stock......................    15
Plan of Distribution..............................    18
Where You Can Find More Information...............    20
Lawyers...........................................    21
Experts...........................................    21







================================================================================


================================================================================


                                1,256,829 SHARES



                              PAREXEL INTERNATIONAL
                                   CORPORATION


                                  COMMON STOCK






                             -----------------------

                                   PROSPECTUS


                                 March __, 2000


                            ------------------------






================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


The following is an estimate of the expenses PAREXEL will pay in connection with the sale of the common stock offered:



         SEC registration fee ..................................    $  3,868.83
         Nasdaq additional listing fee .........................     $10,498.62
         Legal fees and expenses................................     $20,000.00
         Accounting fees and expenses ..........................     $15,000.00
         Miscellaneous .........................................     $10,000.00
                                                                     ----------
                  Total ........................................     $59,367.45
                                                                     ==========



PAREXEL will bear all expenses shown above. All amounts are estimated, other than the Securities and Exchange Commission registration fee and the Nasdaq Additional Listing fee.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 6 of PAREXEL's Restated Articles of Organization provides that PAREXEL shall indemnify each person who is or was a director or officer of PAREXEL, and each person who is or was serving or has agreed to serve at the request of PAREXEL as a director or officer of, or in a similar capacity with, another organization against all liabilities, costs and expenses reasonably incurred by any such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of PAREXEL. Section 67 of Chapter 156B of the Massachusetts Business Corporation Law authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation.


Reference is hereby made to Section 10 of the registration rights agreement filed as Exhibit 4.3 to this Registration Statement and Section 9 of the registration rights agreement filed as as Exhibit 4.5 to this Registration Statement, for the respective descriptions of indemnification arrangements between PAREXEL and the selling stockholders, pursuant to which the selling stockholders are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of PAREXEL against certain liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS.

         Exhibits:


                  4.1*     Specimen certificate representing the common stock
                           (filed as Exhibit 4.1 to the Registrant's
                           Registration Statement on Form S-1 (File No.
                           33-97406) and incorporated herein by reference).
                  4.2*     Share Acquisition Agreement between and among PAREXEL
                           and the stockholders of Groupe PharMedicom S.A.,
                           dated as of March 31, 1999 (filed as Exhibit 2.2 to
                           the Registrant's Quarterly Report on Form 10-Q for
                           the Quarter Ended March 31, 1999 (File No. 0-27058)
                           and incorporated herein by reference).
                  4.3*     Registration Rights Agreement dated as of March 31,
                           1999 by and among PAREXEL and each of the
                           stockholders listed on Schedule A thereto (filed as
                           Exhibit 4.1 to the Registrant's Quarterly Report on
                           Form 10-Q for the Quarter Ended March 31, 1999 (File
                           No. 0-27058) and incorporated herein by reference).
                  4.4*     Share Acquisition Agreement dated as of March 1, 1998
                           by and among the Company and the former stockholders
                           of PPS Europe Ltd. (filed as Exhibit 4.5 to the
                           Company's Current Report on Form 8- K/A dated March
                           1, 1998 and incorporated herein by reference).
                  4.5*     Registration Rights Agreement dated as of February
                           27, 1998 by and among the Company and the former
                           stockholders of PPS Europe Ltd. (filed as Exhibit 4.4
                           to the Company's Current Report on Form 8-K/A dated
                           March 1, 1998 and incorporated herein by reference).
                  5.1*     Opinion of Testa, Hurwitz & Thibeault, LLP.
                 23.1      Consent of PricewaterhouseCoopers LLP.
                 23.3*     Consent of Testa, Hurwitz & Thibeault, LLP (included
                           in Exhibit 5.1).
                 24.1*     Power of Attorney (included as part of the signature
                           page to this Registration Statement).
----------------------
*previously filed.


 ITEM 17. UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No.1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Waltham, Commonwealth of Massachusetts on this 3rd of March 2000.


                                        PAREXEL INTERNATIONAL CORPORATION


                                        By: /s/ William T. Sobo, Jr.
                                            ------------------------------------
                                            William T. Sobo, Jr.
                                            Senior Vice President and Treasurer



                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


SIGNATURE                                        TITLE(S)                                       DATE
---------                                        --------                                       ----

                     *                           President, Chief Executive Officer and         March 3, 2000
-----------------------------------------------
Josef H. von Rickenbach                          Chairman (principal executive officer)

/s/ William T. Sobo, Jr.                         Senior Vice President and Treasurer            March 3, 2000
-----------------------------------------------  (principal financial and accounting officer)
William T. Sobo, Jr.

                      *                          Director                                       March 3, 2000
-----------------------------------------------
A. Dana Callow, Jr.

                                                 Director                                       March 3, 2000
                      *
-----------------------------------------------
A. Joseph Eagle

                                                 Director                                       March 3, 2000
                      *
-----------------------------------------------
Patrick J. Fortune

                      *                          Director                                       March 3, 2000
-----------------------------------------------
Werner M. Herrmann

                      *                          Director                                       March 3, 2000
-----------------------------------------------
Serge Okun


*By: /s/ William T. Sobo, Jr.
     -------------------------------------------
         William T. Sobo, Jr.
         as Attorney-in-Fact

                                  EXHIBIT INDEX


EXHIBIT NO.                DESCRIPTION OF EXHIBIT
-----------                ----------------------



 4.1*    Specimen certificate representing the common stock (filed as Exhibit
         4.1 to the Registrant's Registration Statement on Form S-1 (File No. 33-97406) and incorporated herein by reference).
 4.2* Share Acquisition Agreement between and among PAREXEL and the stockholders of Groupe PharMedicom S.A., dated as of March 31, 1999 (filed as Exhibit 2.2 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1999 (File No. 0-27058) and incorporated herein by reference).
 4.3* Registration Rights Agreement dated as of March 31, 1999 by and among PAREXEL and each of the stockholders listed on Schedule A thereto (filed as Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1999 (File No. 0-27058) and incorporated herein by reference).
 4.4* Share Acquisition Agreement dated as of March 1, 1998 by and among the Company and the former stockholders of PPS Europe Ltd. (filed as
         Exhibit 4.5 to the Company's Current Report on Form 8- K/A dated March 1, 1998 and incorporated herein by reference).
 4.5* Registration Rights Agreement dated as of February 27, 1998 by and among the Company and the former stockholders of PPS Europe Ltd. (filed as Exhibit 4.4 to the Company's Current Report on Form 8-K/A dated March 1, 1998 and incorporated herein by reference).
 5.1*    Opinion of Testa, Hurwitz & Thibeault, LLP.
23.1     Consent of PricewaterhouseCoopers LLP.
23.3*    Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).
24.1* Power of Attorney (included as part of the signature page to this Registration Statement).
----------------
*previously filed.




                                      II-3